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                                                                     EXHIBIT 3.3
                                                                        SERIES D
                                                      CERTIFICATE OF DESIGNATION


                                   Corrected
                          CERTIFICATE OF DESIGNATION

                                      of

                     SERIES D CONVERTIBLE PREFERRED STOCK

                                      of

                          GLOBAL MAINTECH CORPORATION

 (Adopted Ppursuant to Section 302A.401 of the Minnesota Business Corporation
                                     Act)


          The undersigned hereby certifies that the Board of Directors of GLOBAL MAINTECH CORPORATION, a Minnesota corporation (the "Company"), duly adopted the following resolutions effective as of November 5, 1999:

          RESOLVED, a series of preferred stock of the Company is created and the relative rights, preferences, and limitations of the shares of such series are as follows:

I.   Designation and Amount.  The shares of such series of Preferred Stock shall
     ----------------------
be designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 2,775. The Series D Preferred Stock shall have a stated value (the "Stated Value") of $1,000 per share.

II.  Dividends.
     ---------

          A. The holders of shares of Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, subject to the prior declaration or payment of any dividend to which the holders of Series A Convertible Preferred Stock of the Company (the "Series A Stock") and the Series B Convertible Preferred Stock of the Company (the "Series B Stock") are entitled, and prior to, and in preference to, any declaration or payment of any dividend on the Common Stock of this Company, at a per share rate equal to eight percent (8%) per annum of the amount of the Stated Value of the Series D Preferred Stock, which is payable upon conversion (based upon a 365 calendar day year) as set forth below. Dividends shall begin to accrue as of the Issuance Date (as defined below). Any dividends payable pursuant to the provisions of this paragraph shall, at the Company's option, be payable in cash, or unrestricted shares of Common Stock of the Company within five Business Days (as defined below) of when due. The number of shares of Common Stock to be issued by the Company in lieu of a cash payment for dividends due as set forth herein shall be equal to the number of
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shares of Common Stock resulting from dividing the dollar amount of dividends owed by the Conversion Price (as defined below) on such date as the dividends are payable (if such date is not a Trading Day, then the next Trading Day (as defined below) immediately thereafter).

      B. Such dividends shall accrue on each share of Series D Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series D Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series D Preferred Stock, Common Stock or other security of the Company subordinate in liquidation to the Series D Preferred Stock. Dividends on the Series D Preferred Stock shall be non-participating and the holders of the Series D Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III.  Liquidation, Dissolution or Winding Up.
      --------------------------------------

      A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior liquidation preference of the holders of Series A Stock and Series B Stock and prior and in preference to any distribution of any assets of the Company to the holders of Common Stock , holders of each share of Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders the Stated Value per share of Series D Preferred Stock plus eight percent (8%) per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company (the "Liquidation Amount").

      B. Upon the completion of any required distribution to the holders of the Series A Stock and Series B Stock, if the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall be distributed ratably to the holders of shares of Series D Preferred Stock.

      C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series D Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series D Preferred Stock so as to be available for such payments, the holders of the Series D Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

IV.   Voting.  Holders of Series D Preferred Stock shall have no voting rights
      ------
except as expressly required by law or as expressly provided herein.




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V.   Conversion of Series D Preferred Stock.  The holders of Series D Preferred
     --------------------------------------
Stock shall have the right, at such holder's option, to convert the Series D Preferred Stock into shares of Common Stock, on the following terms and conditions:

     A. Subject to the provisions of Section XI hereof, at any time or times after the Issuance Date any holder of the Series D Preferred Stock shall be entitled to convert any whole number of such holder's shares of Series D Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, which is determined (per share of Series D Preferred Stock) by dividing (x) $1,000, by (y) the Conversion Price (as defined below) (the "Conversion Rate").

     B. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

          A "Business Day" shall be any day other than a Saturday, Sunday, national holiday or a day on which the New York Stock Exchange is closed.

          The "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price for such security on the Nasdaq Stock Market as reported by Bloomberg L.P. ("Bloomberg"), or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the NASD OTC Electronic Bulletin Board for such security as reported by Bloomberg, or, the last closing trade price of such security as reported by Bloomberg, or, if no last closing bid or trade price is reported for such security by Bloomberg, the closing bid price shall be determined by reference to the closing bid price as reported on the Principal Market. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series D Preferred Stock.

          The "Conversion Price" shall mean, as of any Conversion Date (as defined below) the lesser of (i) $5.4375 ( the lowest Closing Bid Price of the Common Stock over the ten Trading Days ending on the Trading Day immediately preceding November 10, 1999) or (ii) 75% of the average of the three lowest Closing Bid Prices of the Common Stock during the 15 Trading Days (the "Lookback Period") immediately preceding the Conversion Date (hereinafter referred to as the "Current Price"). On the last Trading Day of each month, starting on the first day of the fourth calendar month immediately following the Issuance Date, the Lookback Period will be increased by two Trading Days until the Lookback Period equals a maximum of 30 Trading Days.

          "Effective Date" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a Registration Statement registering the resale of 200% of the number of shares of Common Stock issuable upon conversion of all of the Series D Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed.

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          The "Issuance Date" shall mean, with respect to each share of Series D
Preferred Stock, the date of issuance of the applicable share of Series D Preferred Stock.

          A "Trading Day" shall mean a day on which the Principal Market is open.

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          The "Principal Market" shall mean the Nasdaq National Market, the
Nasdaq Small Cap Stock Market, the American Stock Exchange, the NASD OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

          Holders of Series D Preferred Stock may exercise their right to convert the Series D Preferred Stock by telecopying an executed and completed notice of conversion in the agreed upon form (the "Notice of Conversion") to the Company and delivering to Company the original Notice of Conversion and the certificate representing the Series D Preferred Stock being converted by reputable overnight courier. Each Business Day (between the hours of 7:00 a.m. and 4:00 p.m. Pacific Time) on which a Notice of Conversion is telecopied to and received by the Company shall be deemed a "Conversion Date." The Company will deliver the certificates representing shares of Common Stock issuable upon conversion of any share of Series D Preferred Stock (together with the certificates representing the share or shares of Series D Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within three Business Days after the Conversion Date, provided the Company has received the original Notice of Conversion and Series D
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Preferred Stock certificate being so converted on or before the close of business of the third Business Day after the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series D Preferred Stock, in the event that the Company fails to deliver such shares of Common Stock within such three Business Day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice (by similar method) to such effect to the Company whereupon the Company and such holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series D Preferred Stock certificates representing the portion of the Series D Preferred Stock converted shall be delivered as follows:

          To the Company:

                         Global MAINTECH Corporation
                         7578 Market Place Drive
                         Eden Prairie, MN 55344
                         Attention: CEO
                         Telephone: (612) 944-0400
                         Facsimile: (612) 944-3311

          with a copy to:

                         Dorsey & Whitney LLP
                         Pillsbury Center South
                         220 South Sixth Street
                         Minneapolis, Minnesota 55402-1498
                         Attention: Ken Cutler
                         Telephone: (612) 340-2740
                         Facsimile: (612) 340-8378

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          In the event that shares representing the Common Stock issuable upon conversion of the Series D Preferred Stock (the "Conversion Shares") are not delivered by the Company within three Business Days after the Conversion Date, in addition to all other available remedies which such holder may be entitled, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 principal amount of Series D Preferred Stock sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the Conversion Shares are not delivered, which liquidated damages shall run from the fourth Business Day after the Conversion Date up until the time that either the Conversion Notice is revoked or the Conversion Shares are delivered, at which time such liquidated damages shall cease. Any and all payments required pursuant to this paragraph shall be payable only in cash immediately. The payment of these liquidated damages by the Company shall not relieve the Company of its obligations under this Certificate of Designation.

     D. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holders of Series D Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series D Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

     E. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series D Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series D Preferred Stock after the Reorganization, to the end that the provisions of this Section (including adjustment of the number of shares issuable upon conversion of the Series D Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

     F. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series D Preferred Stock as provided herein, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series D Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a certificate

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setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series D Preferred Stock.

     G. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series D Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series D Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series D Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series D Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series D Preferred Stock into Common Stock.

     H. The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

     I. In the event some but not all of the shares of Series D Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series D Preferred Stock which were not converted.

     J. Each share of Series D Preferred Stock outstanding two years from the Issuance Date shall automatically be converted into Common Stock on such date at the Conversion Price and such date shall be deemed the Conversion Date with respect to such shares.

     K. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series D Preferred Stock.

     L. Subject to the provisions of this Section, if the Company at any time shall issue any shares of Common Stock prior to the conversion of the entire Stated Value of the Series D Preferred Stock and dividends on such Series D Preferred Stock, otherwise than: (i) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof (including issuances pursuant to the Company's proposed transaction with Breece Hill Technologies, Inc. ) as described in writing to the holders prior to the Issuance Date or in SEC filings made by the Company prior to the Issuance Date, or (ii) all shares reserved for issuance pursuant to the Company's existing stock option, incentive, or other similar plan, which plan and which grant is approved by the Board of Directors of the Company ((i) and (ii) collectively referred to as the "Existing Obligations"), for a consideration less than the fixed Conversion Price set forth in (i) of the definition of Conversion Price in Section V.B. above (as adjusted from the date hereof (the "Fixed Conversion Price"), then, and thereafter successively upon each such issue, the fixed Conversion Price shall, from such date forward, equal the resulting quotient of the following formula: (y) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Fixed Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any received by the Company upon such issue of additional shares of Common Stock; and (z) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. Except for the Existing Obligations and options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Company, for purposes of this adjustment, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right, or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

      M. In the event a holder shall elect to convert any share or shares of Series D Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, restraining and/or enjoining conversion of all or part of said shares of Series D Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in the amount of 125% of the Stated Value of the Series D Preferred Stock and dividends sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains a favorable judgment.

VI.   No Reissuance of Series D Preferred Stock.  No share or shares of Series D
      -----------------------------------------
Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series D Preferred Stock accordingly.

VII.  Reservation of Shares.  The Company shall, so long as any share or shares
      ---------------------
of the Series D Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series D Preferred Stock are at any time convertible and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VIII. Restrictions and Limitations.
      ----------------------------

      A. Except as expressly provided herein or as required by law, so long as any shares of Series D Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series D Preferred Stock, voting as a separate class take any action that would adversely affect the rights, preferences or privileges of the holders of Series D Preferred Stock.

     B. Without limiting the generality of the preceding paragraph, the Company shall not so long as any shares of Series D Preferred Stock remain outstanding amend its Articles of Incorporation without the approval by the holders of all of the then outstanding shares of Series D Preferred Stock if such amendment would:

          1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series D Preferred Stock;

          2. reduce the amount payable to the holders of Series D Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series D Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

          3. cancel or modify the conversion rights of the holders of Series D Preferred Stock provided for in Section V herein; or

          4. cancel or modify the rights of the holders of the Series D Preferred Stock provided for in this Section.

IX.  No Dilution or Impairment.  The Company shall not, by amendment of its
     -------------------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series D Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series D Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series D Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series D Preferred Stock set forth herein.

X.   Notices of Record Date.  In the event of:
     ----------------------

     A. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     B. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

     C. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series D Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI.  Redemption.
     ----------

     A. For so long as the Company has not received a Notice of Conversion for such shares, the Company may, at its option, repay, in whole or in part, the Series D Preferred Stock shares at the Redemption Price (as defined below). The Series D Preferred Stock is redeemable as a series, in whole or in part, by the Company by providing written notice (the "Redemption Notice") to the holder of the Series D Preferred Stock via facsimile at his or her address as the same shall appear on the books of the Company (the Business Day between the hours of 7:00 a.m. and 4:00 p.m. Pacific Time the Redemption Notice is received by the holders of the Series D Preferred Stock via facsimile is defined to be the "Redemption Notice Date"). Within ten Trading Days after the Redemption Notice Date the Company shall make payment of the Redemption Price (as defined below) in immediately available funds to the holder for the shares of Series D Preferred Stock which are the subject of the Redemption Notice (such date of payment referred to as the "Redemption Date"). Partial redemptions shall be in an aggregate principal amount of at least $100,000. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the Company will select those to be redeemed pro-rata amongst the then holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock then outstanding.

     B. In the event the Company serves a Redemption Notice, the Redemption Price shall be equal to the greater of (i) 130% of the Stated Value of the shares of Series D Preferred Stock which are subject to such Redemption Notice, plus all accrued but unpaid dividends on such shares, or (ii) the "Economic Benefit" of the shares of Series D Preferred Stock which are the subject of such Redemption Notice. "Economic Benefit" shall mean the dollar value derived if the shares of Series D Preferred Stock which were the subject of the Redemption Notice were converted on the Redemption Notice Date and sold on the Redemption Notice Date at the Closing Bid Price of the Common Stock on the Redemption Notice Date.

     C. The Notice of Redemption shall set forth (i) the Redemption Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on such Redemption Date, (iv) a statement of or reference to the conversion right set forth herein, and (v) confirmation that the

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Company has the full Redemption Price reserved as set forth in F. below. If fewer than all the shares of the Series D Preferred Stock owned by such holders are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares. Within fiveten Trading Days of the Notice of Redemption Notice Date, the Company shall wire transfer the appropriate amount of funds to the holders of the Series D Preferred Stock. If the Company fails to comply with the redemption provisions set forth herein by the sixth Trading Day after the Redemption Notice Date (or in the case of a public offering as contemplated in F below, by the sixth Trading Day after the Redemption Notice
Date) relating to the Redemption Notice, the redemption will be declared null and void and the Company it shall not be permitted to serve another Redemption Notice. For the first five Trading Days after the Redemption Notice Date, the holders of the Series D Preferred Stock will retain their conversion rights with resoect. The holders of the Series D Preferred Stock will retain their rights to convert up to a maximum of twenty percent (20%) of the number of shares subject to the redemption. If the holders of the Series D Preferred Stock elect to so convert the Series D Preferred Stock after the receipt of the Redemption Notice, the Company must receive notice of such election within twenty-four (24) hours from the time the Redemption Notice was received by the holders of the Series D Preferred Stock. In the event the Company has not complied with the redemption provisions set forth herein the Company must comply with the delivery requirements of any then outstanding Conversion Notice as set forth herein. The holders shall send the shares of Series D Preferred Stock being redeemed or converted to the Company within three (3) Business Days after they have received good funds for the Redemption Price of the redeemed shares.

     D. Subject to the receipt by the holders of the Series D Preferred Stock being redeemed of the wire transfer of the Redemption Price as described above, each share of Series D Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series D Preferred Stock, including the right to conversion shall cease without further action.

     E. The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

     F. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure hereunder unless it has:

               (a) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution, specifically allotted for such redemption;

               (b) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution specifically allotted for such redemption; or

               (c) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the Redemption Price.

Notwithstanding the foregoing, in the event the redemption is expected to be made contemporaneously with the closing of a public offering of the Company's securities for an amount in excess of the Redemption Price, the Company shall not be required to have the full amount of the Redemption Price available to it as set forth above.

XII.  4.99% Limitation.  The number of shares of Common Stock which may be
      ----------------
acquired by any holder pursuant to the terms herein shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by such holder, would result in such holder owning more than 4.99% of the then issued and outstanding Common Stock at any one time. The preceding shall not interfere with any holder's right to convert any share or shares of Series D Preferred Stock over time which in the aggregate totals more than 4.99% of the then outstanding shares of Common Stock so long as such holder does not own more than 4.99% of the then outstanding Common Stock at any given time. The foregoing limitation shall not apply to the automatic conversion upon the Maturity Date as contained herein.

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

          IN WITNESS WHEREOF, I have subscribed my name this 3rd day of December, 1999.

                              GLOBAL MAINTECH CORPORATION


                              By: /s/ James Geiser
                                 -------------------------------------
                                    Name: James Geiser
                                    Title: Secretary

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